Exhibit 99.3

Agilis Biotherapeutics, Inc.

Independent Auditor’s Report
Board of Directors
Agilis Biotherapeutics, Inc.
Lynnfield, Massachusetts

We have audited the accompanying consolidated financial statements of Agilis Biotherapeutics, Inc., which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Agilis Biotherapeutics, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ BDO USA, LLP
Boston, Massachusetts
August 21, 2018

Agilis Biotherapeutics, Inc.
Consolidated Balance Sheets
(in thousands, except share, unit, and per share amounts)

	December 31,		June 30,
	2016	2017	2018
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,076	$12,197	$11,829
Prepaid expenses and other current assets	128	86	133
Total current assets	2,204	12,283	11,962
Property and equipment, net	6	74	159
Other assets	7	29	38
Total assets	2,217	12,386	12,159
Liabilities, Redeemable Convertible Preferred Units and Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$198	$310	$739
Accrued expenses	602	955	3,074
Deferred sponsored research	479	155	461
Convertible notes, including accrued interest and conversion discount	6,627	—	—
Total current liabilities	7,906	1,420	4,274
Warrants for the purchase of Series B Preferred shares subject to redemption	—	11,276	7
Total liabilities	7,906	12,696	4,281
Commitments and contingencies (Note 16)
Redeemable convertible preferred units and stock:
Series A preferred units, 99,875 units issued and outstanding at December 31, 2016	7,994	—	—
Redeemable convertible preferred stock (Series A and B), $0.001 par value; 23,844,412 shares authorized, 19,579,024 and 23,602,275 shares issued and outstanding as of December 31, 2017 and June 30, 2018, respectively, aggregate liquidation preference of $32,619,000 and $40,666,000 as of December 31, 2017 and June 30, 2018, respectively	—	24,569	41,874
Total redeemable convertible preferred units and stock	7,994	24,569	41,874
Stockholders’ deficit:
Common units, no par value: 38,209 units issued and outstanding as of December 31, 2016	—	—	—
Common stock, $0.001 par value; 36,542,218 shares authorized; 2,661,803 shares issued and outstanding as of December 31, 2017 and June 30, 2018, respectively	—	3	3
Additional paid-in capital	313	3,448	3,779
Accumulated deficit	(13,996)	(28,330)	(37,778)
Total stockholders' deficit	(13,683)	(24,879)	(33,996)
Total liabilities, redeemable convertible preferred units and stock and stockholders' deficit	$2,217	$12,386	$12,159
See accompanying notes.

Agilis Biotherapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Year Ended		Six Months Ended
	December 31,		June 30,
	2016	2017	2017	2018
			(unaudited)
Operating expenses:
Research and development	$3,538	$4,906	$1,836	$6,782
General and administrative	1,303	2,445	803	4,745
Total operating expenses	4,841	7,351	2,639	11,527
Loss from operations	(4,841)	(7,351)	(2,639)	(11,527)
Other income (expense):
Interest income	1	41	1	67
Interest expense	(302)	(34)	(34)	—
Change in fair value of warrants	—	(6,519)	23	2,012
Change in fair value of convertible notes	(1,325)	(8)	(8)	—
Other, net	(28)	—	—	—
Total other income (expense), net	(1,654)	(6,520)	(18)	2,079
Loss before equity losses in unconsolidated entities	(6,495)	(13,871)	(2,657)	(9,448)
Share of loss in joint venture	—	(463)	—	—
Net loss and comprehensive loss	$(6,495)	$(14,334)	$(2,657)	$(9,448)
See accompanying notes.

Agilis Biotherapeutics, Inc.
Consolidated Statements of Redeemable Convertible Preferred Units and Stock and Stockholders’ Deficit
(in thousands, except share and unit amounts)

	Series A Redeemable Convertible Preferred Units		Redeemable Convertible Stock		Common Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2015	99,875	$7,994	—	$—	38,053	$—	—	$—	$228	$(7,501)	$(7,273)
Issuance of restricted profit units	—	—	—	—	1,724	—	—	—	—	—	—
Cancellation of unvested units	—	—	—	—	(1,568)	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	85	—	85
Net loss	—	—	—	—	—	—	—	—	—	(6,495)	(6,495)
Balances as of December 31, 2016	99,875	7,994	—	—	38,209	—	—	—	313	(13,996)	(13,683)
Cancellation of unvested units	—	—	—	—	(1,495)	—	—	—	—	—	—
Conversion of LLC units	(99,875)	(7,994)	7,244,412	7,994	(36,714)	—	2,661,803	3	(3)	—	—
Issuance of Series B convertible preferred stock, net of issuance costs of $309	—	—	8,999,999	9,906	—	—	—	—	3,029	—	3,029
Conversion of Notes Payable to Series B convertible preferred stock	—	—	3,334,613	6,669	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	109	—	109
Net loss	—	—	—	—	—	—	—	—	—	(14,334)	(14,334)
Balances as of December 31, 2017	—	—	19,579,024	24,569	—	—	2,661,803	3	3,448	(28,330)	(24,879)
Issuance of Series B preferred stock from exercise of Series B warrants	—	—	4,023,251	17,305	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	331	—	331
Net loss	—	—	—	—	—	—	—	—	—	(9,448)	(9,448)
Balances as of June 30, 2018 (unaudited)	—	$—	23,602,275	$41,874	—	$—	2,661,803	$3	$3,779	$(37,778)	$(33,996)
See accompanying notes.

Agilis Biotherapeutics, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended		Six Months Ended
	December 31,		June 30,
	2016	2017	2017	2018
			(unaudited)
Cash flows from operating activities:
Net loss	$(6,495)	$(14,334)	$(2,657)	$(9,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	85	109	14	331
Depreciation expense	2	6	1	19
Non-cash interest expense	302	34	34	—
Change in fair value of convertible notes	1,325	8	8	—
Share of loss in joint venture	—	463	—	—
Change in fair value of warrant liability	—	6,519	(23)	(2,012)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(93)	42	76	(47)
Other assets	(1)	(22)	(22)	(9)
Accounts payable	116	113	188	429
Accrued expenses	244	353	(258)	2,119
Deferred sponsored research	479	(324)	(116)	306
Net cash used in operating activities	(4,036)	(7,033)	(2,755)	(8,312)
Cash flows from investing activities:
Purchases of property and equipment	(3)	(74)	(13)	(104)
Investment in joint venture	—	(463)	—	—
Net cash used in investing activities	(3)	(537)	(13)	(104)
Cash flows from financing activities:
Proceeds from convertible notes	5,000	—	—	—
Proceeds from sale of Series B preferred stock, net of issuance costs	—	17,691	11,718	—
Proceeds from exercise of warrants for Series B preferred stock	—	—	—	17,305
Net cash provided by financing activities	5,000	17,691	11,718	17,305
Net increase (decrease) in cash and cash equivalents	961	10,121	8,950	8,889
Cash and cash equivalents at beginning of period	1,115	2,076	2,076	12,197
Cash and cash equivalents at end of period	$2,076	$12,197	$11,026	$21,086
Supplemental disclosure of non-cash investing and financing activities:
Issuance of warrants in connection with issuance of Series B preferred	$—	$4,757	$1,785	$—
Conversion of LLC units into Series A Preferred	$—	$7,994	$7,994	$—
Conversion of LLC units into Common Stock	$—	$3	$3	$—
Conversion of convertible notes and accrued interest into Series B preferred	$—	$6,669	$6,669	$—
Value of warrants above exercise proceeds	$—	$—	$—	$9,257
Beneficial conversion feature	$—	$3,029	$—	$—
See accompanying notes.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements
(Amounts in thousands, except share, unit, per share, and per unit amounts)

1. Organization and Basis of Presentation
Agilis, LLC was formed in October 2013 as a limited liability company in the state of Delaware and, in February 2017, converted to a C corporation named Agilis Biotherapeutics, Inc. (collectively, with its wholly-owned subsidiaries, the “Company”). The Company is advancing innovative DNA therapeutics designed to provide long-term efficacy for patients with debilitating, often fatal, rare genetic diseases that affect the central nervous system.
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from its product candidates.
The Company has funded its operations primarily with proceeds from the sale of its capital stock. The Company has incurred recurring losses since its inception, including net losses of $6,495, $14,334 and $9,448 for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018 (unaudited), respectively. In addition, as of December 31, 2017 and June 30, 2018 (unaudited), the Company had an accumulated deficit of $28,330 and $37,778, respectively. The Company expects to continue to generate operating losses for the foreseeable future. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations. The Company’s inability to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. There can be no assurances, however, that the Company’s operating plans will be achieved or that additional funding will be available on terms acceptable to the Company, or at all. The Company expects that its cash and cash equivalents on hand as of June 30, 2018 (unaudited) of $11,829, plus the $10,000 received for the note payable issued to PTC Therapeutics, Inc, (“PTC”), as described below, will be sufficient to fund its operations and capital expenditure requirements into the first quarter of 2019.
These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company's financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.
On July 19, 2018, the Company entered into a merger agreement which provides for PTC to acquire the Company through the merger of the Company with a subsidiary of PTC, with the Company surviving the merger as a wholly owned, indirect subsidiary of PTC. The completion of the transaction is subject to customary closing conditions. In accordance with the terms of the merger agreement, PTC loaned the Company $10,000 under the Bridge Loan and Security Agreement between PTC and the Company, dated as of July 19, 2018, at a fixed interest rate of 3% per annum until maturity on July 19, 2020, at which time all principal and accrued unpaid interest becomes due and payable. Additionally, if the merger does not take place before September 2, 2018, PTC is required to loan the Company an additional $10,000. The Company has the option to prepay all or any amount of the loan at any time without any penalty or premium. Upon closing of the proposed merger, the Company must repay all outstanding term loans plus unpaid interest thereon, plus any other sums that have then become due and payable under the Bridge Loan and Security Agreement.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Unaudited Interim Financial Information
The accompanying consolidated balance sheet as of June 30, 2018, the consolidated statements of operations and comprehensive loss and of cash flows for the six months ended June 30, 2017 and 2018, and the consolidated statement of convertible preferred units and stock and stockholders’ deficit for the six months ended June 30, 2018 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2018 and the results of its operations and its cash flows for the six months ended June 30, 2017 and 2018. The financial data and other information disclosed in these notes related to the six months ended June 30, 2017 and 2018 are also unaudited. The results for the six months ended June 30, 2018 are not necessarily indicative of results to be expected for the year ending December 31, 2018, any other interim periods, or any future year or period.
2. Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of Agilis Biotherapeutics, Inc. and its wholly owned subsidiaries Agilis AS, LLC, Agilis FA, LLC and Agilis RLN, all of which are Delaware limited liability companies. All intercompany transactions and balances have been eliminated.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period. On an ongoing basis, the Company’s management evaluates its estimates, which include but are not limited to management’s judgments of accrued expenses, fair value of common stock, valuation of share-based awards, fair value of warrants, fair value of convertible promissory notes and income taxes. Actual results could differ from those estimates.
Comprehensive Income (Loss)
Comprehensive loss includes net loss as well as other changes in shareholders' equity (deficit) that result from transactions and economic events other than those with shareholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying consolidated financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market mutual funds. Cash equivalents are stated at fair market value.
Concentration of Credit Risk and Off-Balance Sheet Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents at a single accredited financial institution, in amounts that exceed federally insured limits. The Company generally invests its excess cash in money market funds that are subject to minimal credit and market risk.
The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.
Significant Suppliers
The Company is dependent on third-party manufacturers to supply products for research and development activities of its programs, including preclinical and clinical testing. In particular, the Company relies and expects to continue to rely on a single manufacturer of its product candidates for sale upon approval and for use in clinical trials. The Company would be adversely affected by a significant interruption in the supply of product for sale or for use in clinical programs.
Fair Value Measurements
Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability between market participants at measurement dates. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”), establishes a six-level valuation hierarchy for instruments measured at fair value. The hierarchy is based on the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy defines three levels of valuation inputs, of which the first two are considered observable and the last is considered unobservable:

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable, such as quoted market prices, interest rates and yield curves.
Level 3	Unobservable inputs developed using estimates or assumptions developed by the Company, which reflect those that a market participant would use in pricing the asset or liability.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The Company’s warrant liability and convertible notes are carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above. In 2017, in connection with the Company’s issuance and sale of Series B convertible preferred stock, all of the outstanding principal and accrued interest under the convertible notes was automatically converted into shares of Series B convertible preferred stock and the convertible notes liability was extinguished (see Notes 4, 8 and 10).
The carrying values of other current assets, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.
Property and Equipment
Property and equipment consists of computer equipment, software and leasehold improvements recorded at cost. These amounts are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Computer equipment	5 years
Furniture and office equipment	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term
Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are eliminated from the balance sheet and related gains or losses are reflected in the consolidated statements of operations and comprehensive loss.
Impairment of Long-Lived Assets
The Company continually evaluates long-lived assets for potential impairment when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value. The Company did not recognize any impairment losses for the years ended December 31, 2016 and 2017 or the six months ended June 30, 2017 and 2018 (unaudited).
Warrant Liability
The Company classifies warrants for the purchase of shares of its series B convertible preferred stock (the “Series B Preferred”) (see Note 9) as a liability on its consolidated balance sheets (included in long-term liabilities) as these warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise (the “Series B Warrants”). The liability for warrants is initially recorded at fair value upon the date of their issuance and then subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. In February and March 2018, all but warrants to purchase 436 shares of Series B Preferred were exercised. The Company recorded other expense of $6,519 and other income of $23, and $2,012 in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2017 and the six months ended June 30, 2017 and 2018, respectively, for the revaluation of the Series B Warrants.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

The Company utilized the Black-Scholes option pricing model, which incorporates assumptions and estimates, to value these warrants. The Company assesses these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying redeemable convertible preferred stock issuable upon exercise of the warrant, remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the value of the underlying convertible preferred stock.
Fair Value Option for Convertible Notes
As permitted under ASC 825, Financial Instruments, (“ASC 825”), the Company elected the fair value option to account for its convertible notes issued during 2016 (see Note 8). The Company recorded the convertible notes at fair value and subsequently remeasured them to fair value at each reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in earnings as incurred and were not deferred. In February 2017, in connection with the Company’s issuance and sale of Series B Preferred, all of the outstanding principal and accrued interest under the convertible notes was automatically converted into shares of Series B Preferred and Series B Warrants (see Notes 8, 9 and 10). The Company recorded other expense of $1,325, $8, and $8 for changes in the fair value of the convertible notes in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 (unaudited), respectively.
Research and Development Costs and Accruals
Research and development expenses include salaries and benefits, materials and supplies, preclinical and clinical trial expenses, manufacturing expenses, stock-based compensation expense, depreciation of equipment, contract services and other outside expenses. The Company has entered into various research and development-related contracts with research institutions, contract research organization, contract manufacturers and other companies. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. Costs of certain development activities, such as manufacturing, pre-clinical and clinical trial expenses, are recognized based on an evaluation of the progress to completion of specific tasks. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued research and development costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed. Costs incurred in obtaining technology licenses are charged to research and development expenses as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.
Stock-Based Compensation
The Company accounts for its stock-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all share-based payments to employees and directors to be recognized as expense in the consolidated statements of operations and comprehensive loss based on their grant date fair values. The Company accounts for share-based payments to non-employees in accordance with ASC Topic 505, Equity-Based Payments to Non-Employees (“ASC 505”). Since the Company’s non-employee awards do not contain performance commitments, ASC 505 requires that the expense be recognized in the consolidated statements of operations and comprehensive loss based on the awards’ vesting date fair values. The Company estimates the fair value of options granted using the Black-Scholes option pricing model for stock option grants to both employees and non-employees. The Company believes the fair value of the stock options granted to non-employees is more reliably determinable than the fair value of the services provided.
The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including (a) the fair value of the underlying stock, (b) the expected stock price volatility, (c) the expected term of the award, (d) the risk-free interest rate and (e) expected dividends. Due to the lack of a public market for the Company’s common stock and a lack of company-specific historical and implied volatility data, the Company has based its computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to the Company, including stage of product development and life science industry focus. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. For options granted to non-employees, the Company utilizes the contractual term of the share-based payment as the basis for the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company records forfeitures as they occur in accordance with ASU 2016-09 Improvements to Employee Share-Based Payment Accounting.
 There are significant judgments and estimates inherent in the determination of the fair value of the Company’s common stock. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to its common stock at the time of, and the likelihood of, achieving a liquidity event, such as an initial public offering or sale.
The Company expenses the fair value of its share-based compensation awards to employees on a straight-line basis over the requisite service period, which is generally the vesting period. Stock-based compensation awards to non-employees are adjusted through stock-based compensation expense at each reporting period end to reflect the current fair value of such awards and are expensed on a straight-line basis.
Profits Interests
From inception through February 14, 2017, the Company was a Delaware limited liability company. During this time, employees, directors, and consultants were granted profits interests. Profits interests are common units that are subject to vesting and are classified as equity awards for accounting purposes. Profits interests are considered issued and outstanding when granted. Stock-based compensation expense is recognized based on the fair value on the grant date and is recognized over the period of vesting. The Company does not have an obligation to repurchase any vested or unvested profits interests upon termination of the relationship with a holder of profits interests.
Equity Method Investments
Investments in non-public companies in which the Company owns less than a 50% equity interest and where it exercises significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. The Company's proportionate share of the net income or loss of the equity method investment is shown as a separate line after other income (expense) in the consolidated statements of operations and comprehensive loss and results in a corresponding adjustment to the carrying value of the investment on the consolidated balance sheets. Dividends received reduce the carrying value of the investment. The Company periodically reviews the carrying value of its investment to determine if there has been an other-than-temporary decline in carrying value. A variety of factors are considered when determining if a decline in carrying value is other than temporary, including, among other factors, the financial condition and business prospects of the investee as well as the Company's intent with regard to the investment.
Income Taxes
From inception through February 14, 2017, the Company was a Delaware limited liability company for federal and state tax purposes and, therefore, all items of income or loss through February 14, 2017 flowed through to the members of the limited liability company. Effective February 14, 2017, the Company converted from an LLC to a C corporation for federal and state income tax purposes. Accordingly, prior to the conversion to a C corporation, the Company did not record deferred tax assets or liabilities or have net operating loss carryforwards. The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. At December 31, 2017 and June 30, 2018 (unaudited), the Company has concluded that a full valuation allowance is necessary for its deferred tax assets (see Note 13).
Recently Adopted Accounting Pronouncements
In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40) (“ASU 2014-15”). The amendments in this update explicitly require a company’s management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The new standard is effective in the first annual period ending after December 15, 2016. The Company adopted ASU 2014-15 as of the required effective date of December 31, 2016. This guidance relates to footnote disclosure only (see Note 1), and its adoption had no impact on the Company’s financial position, results of operations or cash flows.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs related to a debt liability be presented in the balance sheet as a direct reduction in the carrying amount of that debt liability. The amendments in ASU 2015-03 are effective for the annual periods ending after December 15, 2015. The Company adopted the standard retrospectively to all periods presented on the required effective date of January 1, 2016, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.
In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which simplifies the presentation of deferred income taxes by eliminating the need for entities to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. For non-public entities, the guidance in this ASU is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or an annual reporting period. The Company prospectively adopted this ASU as of February 14, 2017. The adoption of ASU 2015-17 did not have a material impact on the Company’s consolidated balance sheets.
In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The new standard involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the consolidated statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. The Company early adopted ASU 2016-09 effective January 1, 2016, and its adoption of ASU 2016-09 had no material impact on the Company’s financial position, results of operations or cash flows.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). This guidance addresses the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. The standard is effective for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. Early adoption is permitted. The Company early adopted ASU 2016-15 effective January 1, 2016, and adoption of ASU 2016-15 did not have a material impact on the Company’s consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). This update clarifies the changes to terms or conditions of a share-based payment award that require an entity to apply modification accounting. ASU 2017-09 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017. Early application is permitted and prospective application is required. The Company early adopted ASU 2017-09 effective January 1, 2016, and adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial position or results of operations upon adoption.
 In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new standard aims to increase transparency and comparability among organizations by requiring lessees to recognize lease assets and lease liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. ASU 2016-02 is effective for public entities for annual periods beginning after December 15, 2018 and for interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities. The Company is currently evaluating the potential impact that ASU 2016-02 may have on its financial position and results of operations.
In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”).  The new standard simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions.  The new standard will be effective beginning January 1, 2019 and early adoption is permitted.  The Company is currently evaluating the potential impact ASU 2018-07 may have on its results of operations upon adoption, but does not have any current options granted to non-employees and does not plan on granting options to non-employees in the near future, and does not expect this to have an impact on its consolidated financial statements.
3. Joint Venture
In July 2016, the Company entered into a memorandum of understanding (“MOU”) with a Japanese company (the “JV Partner”) to develop and commercialize gene therapy products. The initial focus was on forming a joint venture (the “JV”) to develop and manufacture gene therapy vectors, to operate a GMP – compliant facility in Japan to manufacture gene therapy vectors and to commercialize gene therapy vectors for the treatment of AADC and Parkinson’s disease. The JV was formalized in July 2017 and is owned approximately 50% by each of the Company and the JV Partner. The board of directors of the JV consists of two representatives from each of the Company and the JV Partner. The Company and the JV Partner each contributed JPY 50,000 ($444 at December 31, 2017) to the JV. The Company evaluated its investment in the JV and determined consolidation was not appropriate because it is unable to exert control over the JV. The Company’s investment in the JV permits it to exert significant influence and therefore the Company accounts for its investment under the equity method.
Concurrent with the formalization of the JV in 2017, the Company entered into a manufacturing and collaboration agreement (the “Manufacturing Agreement”) with the JV Partner which provides for the governance and operations and management as well as the primary activities of the JV. The terms of the Manufacturing Agreement provide for the JV Partner to be responsible for construction and development of the manufacturing facility and for securing all regulatory approvals. Further, the JV Partner has entered into a line of credit with the JV to provide loans of up to JPY 350,000 (approximately $3,500 at December 31, 2017, based upon the exchange rate at such time) through June 1, 2020. The Manufacturing Agreement also contemplates that the Company and the JV Partner will enter into a commercialization agreement which will provide each of the parties’ rights to commercialize gene therapy products for the treatment of AADC and Parkinson’s Disease in certain territories in exchange for future royalties. The detailed terms of the commercial relationship will be further articulated in a commercialization agreement to be negotiated and executed at a future date.
The Company has accounted for its investment in the JV under the equity method and has included its proportionate interest in the net loss of the JV of $463 for the year ended December 31, 2017 in other expense in the consolidated statements of operations and comprehensive loss. For the six months ended June 30, 2018 (unaudited), the proportionate share of the loss is in excess of the investment amount; therefore, no loss was recorded.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

4. Fair Value Measurements
The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value at December 31, 2016 and 2017 and June 30, 2018 (unaudited) and indicates the fair value hierarchy of the valuation inputs utilized to determine such fair value:

	Fair Value Measurements
	as of December 31, 2016 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$—	$1,300	$—	$1,300
	$—	$1,300	$—	$1,300
Liabilities:
Convertible notes	$—	$—	$6,627	$6,627
	$—	$—	$6,627	$6,627

	Fair Value Measurements
	as of December 31, 2017 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$—	$11,887	$—	$11,887
	$—	$11,887	$—	$11,887
Liabilities:
Warrants for the purchase of shares subject to redemption	$—	$—	$11,276	$11,276
	$—	$—	$11,276	$11,276

	Fair Value Measurements
	as of June 30, 2018 (unaudited) Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$—	$11,026	$—	$11,026
	$—	$11,026	$—	$11,026
Liabilities:
Warrants for the purchase of shares subject to redemption	$—	$—	$7	$7
	$—	$—	$7	$7
At December 31, 2016 and 2017 and June 30, 2018 (unaudited), all of the Company’s cash equivalents comprised money market funds.
At December 31, 2017 and June 30, 2018 (unaudited), the Company’s warrants for the purchase of shares subject to redemption were the only financial instruments classified as Level 3.
 There have been no changes to the valuation methods used during the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018 (unaudited). There were no transfers within the fair value hierarchy during the years ended December 31, 2016 and 2017 or the six months ended June 30, 2018 (unaudited).
The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values.
Valuation of Warrant Liability

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

The warrant liability is related to the warrants to purchase shares of Series B Preferred (see Note 10). The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.
The Company used the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the Series B Warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of Series B Preferred, the remaining contractual term of the warrants, the risk-free interest rate, the expected dividend yield and the expected volatility of the price of the underlying preferred stock. The Company determined the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. The Company is a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.
The fair value of the Series B Warrants is remeasured at each reporting date using then-current assumptions with changes in fair value recorded to other income (expense), net in the consolidated statements of operations and comprehensive loss.
The following table presents the unobservable inputs of the warrant liability:

	Year Ended	Six Months Ended June 30,
	December 31,	(unaudited)
	2017	2017	2018
Risk-free interest rate	2.30% - 2.42%	2.30% - 2.42%	2.31% - 2.33%
Expected term (in years)	9.75 - 10.01	9.75 - 10.00	10.00 - 10.01
Expected volatility	76% - 79%	77% - 79%	76% - 79%
Expected dividend yield	0%	0%	0%
Valuation of Convertible Notes Liability
The Company elected the fair value option to account for its convertible notes issued during 2016 (see Note 8). The fair value of the convertible notes was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.
The Company determined the fair value of the convertible notes based on the proceeds received for the convertible notes; the terms of the convertible notes, including the rate at which the notes convert into qualified equity financing securities; the probability and timing of a qualified equity financing; and the fair value of the underlying preferred stock. Estimates and assumptions impacting the fair value measurement include the probability of a qualified equity financing as defined in the convertible notes agreements, the expected timing of such event, and the then fair value of the Company’s Series A member units or Series A Preferred Stock (the “Series A Preferred”). The Company estimated the probability and timing of the qualified equity financing based on management’s assumptions and knowledge of specified events at issuance and as of each reporting date. The Company determined the fair value per share of the preferred stock as described above.
The following table provides a roll forward of the aggregate fair values of the Company’s warrant liability and convertible notes liability, for which fair value is determined using Level 3 inputs:

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

	Warrant	Convertible
	Liability	Notes
Balance as of December 31, 2015	$—	$—
Convertible notes issuance	—	5,000
Interest accrued	—	302
Change in fair value	—	1,325
Balance as of December 31, 2016	—	6,627
Interest accrued	—	34
Change in fair value	—	8
Extinguishment of converitble notes and accrued interest	—	(6,669)
Issuance of warrants	4,757	—
Change in fair value	6,519	—
Balance as of December 31, 2017	11,276	—
Change in fair value	(2,012)	—
Exercise of warrants	(9,257)	—
Balance as of June 30, 2018 (unaudited)	$7	$—
5. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	December 31,		June 30,
	2016	2017	2018
			(unaudited)
Prepaid rent and deposits	$4	$33	$22
Prepaid health insurance	—	17	28
Prepaid marketing programs	—	19	75
Deferred issuance costs for Series B financing	112	—	—
Other	12	17	8
	$128	$86	$133
6. Property and Equipment, Net
Property and equipment includes the following:

	December 31,		June 30,
	2016	2017	2018
			(unaudited)
Computer equipment	$9	$30	$46
Furniture and office equipment	—	30	56
Leasehold improvements	—	23	85
	9	83	187
Less: Accumulated depreciation and amortization	(3)	(9)	(28)
	$6	$74	$159
The Company recognized $2, $6, $1 and $19 of depreciation expense for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018 (unaudited), respectively.
7. Accrued Expenses
Accrued expenses consist of the following:

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

	December 31,		June 30,
	2016	2017	2018
			(unaudited)
Payroll and employee related expenses	$242	$404	$631
Professional fees	76	175	440
Third-party research and development expenses	279	324	1,778
Other	5	52	225
	$602	$955	$3,074
8. Convertible Notes to Shareholders
In February and September 2016, the Company issued convertible notes to shareholders for $2,600 and $2,400, respectively, (“the Convertible Notes”). The Convertible Notes bore interest at a rate of 8% per annum and were payable on January 31, 2018. The Convertible Notes were automatically convertible upon the consummation of a qualified equity financing with gross proceeds of at least $10,000 excluding proceeds from the convertible note issuances, into the class of shares to be issued to investors participating in the fundraising, at a conversion price per share equal to 80% of the price per share paid by such investors. In the event that a qualified equity financing did not take place by the maturity date, the notes and accrued interest thereon would convert into Series A member units at the fair market value of such units.
The Company elected the fair value option to account for the Convertible Notes. The Company recorded the Convertible Notes at fair value and subsequently remeasured them to fair value at each reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the Convertible Notes were recognized in earnings as incurred and were not deferred.
As of December 31, 2016, the outstanding Convertible Notes are shown on the accompanying consolidated balance sheets at the fair value of $6,627, including accrued interest. The consolidated statements of operations and comprehensive loss include other expense of $1,325, $8 and $8 for changes in the fair value of the Convertible Notes from the date of issuance through December 31, 2016 and 2017 and for the six months ended June 30, 2017 (unaudited), respectively.
On February 14, 2017, the Company completed a qualified financing of Series B Preferred and Series B Warrants (Notes 9 and 10). In connection with the Series B Preferred financing, all of the outstanding principal of the Convertible Notes and $336 of accrued interest were automatically converted into 3,334,613 shares of Series B Preferred Stock and warrants to purchase 1,167,114 shares of the Series B Preferred.
9. Warrants
As of December 31, 2017, outstanding Series B Warrants consisted of the following:

December 31, 2017
	Number of	Exercise	Issuance
Date Issued	Shares Issuable	Price	Date Value	Classification	Expiration
February 15, 2017	2,158,336	$2.00	$1,295	Liability	February 15, 2027
March 30, 2017	175,000	$2.00	$105	Liability	March 30, 2027
June 30, 2017	641,667	$2.00	$385	Liability	June 30, 2027
September 29, 2017	1,049,998	$2.00	$2,971	Liability	September 29, 2027
	4,025,001
In connection with the issuances of Series B Preferred in 2017 (Note 10), the Company issued warrants to purchase an aggregate 4,025,001 shares of Series B Preferred for $2.00 per share on the dates shown above. The Series B Warrants expire ten years from the date of issuance and would vest only if the Company did not achieve a specified milestone by December 31, 2020. The Series B Warrants were recorded at their issuance date fair values on the consolidated balance sheets. The Series B Warrants were remeasured to their aggregate fair value of $11,276

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

as of December 31, 2017, and the Company recorded a loss of $6,519 for the change in fair value of the Series B Warrant liability during the year ended December 31, 2017.
On January 31, 2018, the terms of the Series B Warrants were amended to provide the holders with the election to (1) exercise the Series B Warrants immediately or (2) the warrants would be exercisable at any time for the duration of the original term except the number of shares would be reduced to 25% of the original shares. Warrant holders representing 4,023,251 Series B Warrants exercised their warrants, pursuant to which the Company received $8,048 in proceeds. Warrants to purchase 1,750 shares of Series B Preferred were amended to be exercisable for 436 shares of Series B Preferred. Immediately prior to their exercise, all warrants outstanding were remeasured to their aggregate fair value of $9,258 for a gain of $2,012. At June 30, 2018 (unaudited) there are warrants outstanding for the purchase of 436 shares of Series B Preferred at an exercise price of $2.00 per share. The fair value of these warrants at June 30, 2018 (unaudited) of $7 is shown as a liability on the consolidated balance sheet.
10. Convertible Preferred Stock
As of December 31, 2017 and June 30, 2018 (unaudited), the Company has authorized 23,844,412 shares of Preferred Stock (the “Preferred Stock”) and has designated 7,244,412 shares as Series A Preferred and 16,600,000 shares as Series B Preferred. The Preferred Stock is classified outside of stockholders’ equity as the shares contain certain redemption features that are not solely within the control of the Company.
As of each balance sheet date, Series A LLC Member Units and Preferred Stock consisted of the following (in thousands, except share amounts):

	December 31, 2016
	LLC Units Outstanding	Carrying Value	Liquidation Preference
Series A LLC Member Units	99,875	$7,994	$8,000
	99,875	$7,994	$8,000

	December 31, 2017
	Preferred Shares Designated	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred	7,244,412	7,244,412	$7,994	$7,950	7,244,412
Series B Preferred	16,600,000	12,334,612	$16,575	24,669	12,334,612
	23,844,412	19,579,024	$24,569	$32,619	19,579,024

	June 30, 2018 (unaudited)
	Preferred Shares Designated	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred	7,244,412	7,244,412	$7,994	$7,950	7,244,412
Series B Preferred	16,600,000	16,357,863	33,880	32,716	16,357,863
	23,844,412	23,602,275	$41,874	$40,666	23,602,275
Issuance of Series A Preferred
In connection with the Conversion in February 2017 (Note 11), the Company issued 7,244,412 shares of Series A Preferred in exchange for all outstanding Series A Units.
Issuance of Series B Preferred and Warrants
In 2017, the Company issued 12,334,612 shares of Series B Preferred and 4,025,001 Series B Warrants (see Note 9). The combination of one share of Series B Preferred and 35% of one Series B Warrant was sold for $2.00.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

The Company has allocated the $2.00 purchase price between the Series B Preferred and the Series B Warrants based upon the value of the Series B Warrants using the residual method (see Note 9). For the 3,000,002 shares of Series B Preferred issued in September 2017, the accounting conversion price of the Series B Preferred was $1.01 per share which is less than the fair value of the Common Stock into which the Series B Preferred was convertible. This represented a beneficial conversion of $3,029 in the aggregate. The beneficial conversion feature was recorded as a reduction to convertible preferred stock and an increase to additional paid in capital on the consolidated balance sheets.
On January 31, 2018, the terms of the Series B Warrants were amended to provide the holders with the election to (1) exercise the Series B Warrants immediately or (2) the warrant would be exercisable at any time for the duration of the original term except the number of shares would be reduced to 25% of the original shares. Warrant holders representing 4,023,501 Series B Warrants exercised their warrants in February and March 2018 and the Company received $8,048 in proceeds and warrants to purchase 1,750 shares of Series B Preferred were amended to be exercisable for 436 shares of Series B Preferred.
The Preferred Stock has the following rights and preferences:
Conversion
The Preferred Stock is convertible into Series A Common Stock at any time at the option of the holder, on a 1-for-1 basis, adjustable for certain dilutive events, and is subject to mandatory conversion upon the closing of a firm commitment underwritten public offering with proceeds of at least $60,000 and at least $8.00 per share.
Voting
The holders of the Preferred Stock have voting rights equivalent to the number of shares of Common Stock into which their shares convert.
Dividends
Holders of Preferred Stock are entitled to receive, before any cash is paid out or set aside for Common Stock, dividends at 6% of the Series A Preferred and Series B Preferred issuance price, subject to adjustment for any stock dividend, stock split, or other similar recapitalization affecting such class or series of capital stock. The dividends are non-cumulative and are payable only when and if declared by the Board of Directors of the Company.
 Holders of shares of Series A Preferred and Series B Preferred are then entitled to receive, before or simultaneously with Common Stock, a dividend at least equal to the amount of dividends per share received by the Common Stock. No dividends have been declared since the Company’s inception.
Liquidation Preference
In the event of any voluntary or involuntary liquidation event, dissolution, winding up of the Company or upon the occurrence of certain events designated by a majority of the holders of the Preferred Stock to be a deemed liquidation event, proceeds would be distributed in the following order:
First, the holders of the Series B Preferred would receive an amount equal to their original issuance price plus declared but unpaid dividend;
Second, the holders of Series A Preferred would receive an amount equal to their original issuance price plus declared but unpaid dividend;
Third, an aggregate of $2,050 would be distributed pro rata on an as converted to common stock basis among the holders of Series B Preferred, Series A Preferred, Series A Common Stock and Series E Common Stock;
Fourth, an aggregate of $5,000 would be distributed pro rata on an as converted to common stock basis among the holders of Series B Preferred, Series A Preferred and Series A Common Stock, Series B Common Stock and Series E Common Stock;
Fifth, an aggregate of $5,000 would be distributed pro rata on an as converted to common stock basis among the holders of Series B Preferred, Series A Preferred and Series A Common Stock, Series B Common Stock, Series C Common Stock and Series E Common Stock; and

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

Sixth, all remaining proceeds shall be distributed pro rata on an as converted to common stock basis among the holders of Preferred Stock and common stock.
11. Stockholders’ Deficit
Issuance of LLC Units
The Company was formed as an LLC in 2013 and issued 100,000 Series A Units to investors for $80.00 per unit. The Company also issued 31,625, 12,724 and 1,724 incentive units in the form of profit interests to employees, consultants and Company founders in 2013, 2014 and 2016, respectively. The profit interests issued to employees, scientific advisory board members and directors (“Employee Units”) generally vest over four years, the profit interests issued to Company consultants (“Common Units”) vest over three years, and the profits interests issued to Company founders vested immediately upon issuance in 2013. The value of the Employee and Common Units is recorded as an expense in the period the service was provided, and the profit interests vested.
At December 31, 2016, there were 13,209 Employee Units outstanding. The Employee Units had no voting rights, were non-transferable and shared in distributions and proceeds upon liquidation pro rata with Series A and Common Units once distributions to the Series A and Common Units met certain hurdle rates. The hurdle rate was defined as the fair market value of the Company on the date the Employee Unit was issued plus capital contributions received from Common Unit holders subsequent to the date the Employee Unit was issued.
At December 31, 2016, there were a total of 25,000 Common Units outstanding.
At December 31, 2016, there were a total of 99,875 Series A Units outstanding.
The holders of the Series A Units and the Common Units had the following rights and priorities:
Voting Rights
The holders of Common Units were entitled to vote as a single class with the holders of the Series A Units.
Distributions
Distributions to Common Unit holders were determined by a majority of the Company’s managers. The Common Unit holders were not entitled to distributions until such time as cumulative distributions to the Series A Unit holders exceeded their aggregate capital contributions of $8,000. Thereafter, the Common Unit holders shared in distributions pro rata with the Series A Unit holders and the Employee Unit holders, after the Employee Unit hurdle amounts had been met. No distributions were made to the holders of Series A Units, Common Units or Employee Units.
Liquidation
In the event of a liquidation, dissolution, or winding-up of the Company, the assets of the Company were to be distributed in accordance with the same order of priority as distributions.
Conversion to a C-Corporation from an LLC
On February 14, 2017, in connection with the sale of Series B Preferred and in accordance with an agreement and plan of conversion, the Company issued common stock for all outstanding Employee and Common Units and issued Series A Preferred for all outstanding Series A Units based upon an exchange ratio of 72.5349 shares of common stock for each Employee and Common Unit and 72.5349 shares of Series A Preferred for each Series A Unit (the Conversion). In conjunction with the Conversion, the Company issued 2,661,803 shares of common stock consisting of 1,813,372 shares of Series A Common Stock, 809,192 shares of Series B Common Stock, 7,978 shares of Series C Common Stock, and 31,261 shares of Series D Common Stock and 7,244,412 shares of Series A Preferred.
Common Stock
The Company has authorized 36,542,218 shares of Common Stock and has designated 33,600,000 shares as Series A Common Stock, 809,193 shares as Series B Common Stock, 7,978 shares as Series C Common Stock, 125,047 shares as Series D Common Stock, and 2,000,000 shares as Series E Common Stock. The following shares were outstanding as of December 31, 2017 and June 30, 2018 (unaudited):

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

	December 31,	June 30,
	2017	2018
		(unaudited)
Series A	1,813,372	1,813,372
Series B	809,192	809,192
Series C	7,978	7,978
Series D	31,261	31,261
Series E	—	—
	2,661,803	2,661,803
Common Stock Liquidation
The primary difference between the various classes of common stock is their liquidation preference. The liquidation preference is consistent with the hurdle rate as LLC profits interests. The preferred stock and common stock share in proceeds from a voluntary or involuntary liquidation, dissolution or winding up of the Company in the following manner:
First, the holders of the Series B Preferred would receive an amount equal to their original issuance price plus declared but unpaid dividend;
Second, the holders of Series A Preferred would receive an amount equal to their original issuance price plus declared but unpaid dividend;
Third, an aggregate of $2,050 would be distributed pro rata on an as converted to Common Stock basis among the holders of Series B Preferred, Series A Preferred, Series A Common and Series E Common;
Fourth, an aggregate of $5,000 would be distributed pro rata on an as converted to Common Stock basis among the holders of Series B Preferred, Series A Preferred and Series A Common, Series B Common and Series E Common;
Fifth, an aggregate of $5,000 would be distributed pro rata on an as converted to Common Stock basis among the holders of Series B Preferred, Series A Preferred and Series A Common Stock, Series B Common Stock, Series C Common Stock and Series E Common Stock; and
Sixth, all remaining proceeds shall be distributed pro rata on an as converted to common stock basis among the holders of Preferred Stock and common stock.
The Series A Common Stock has voting rights, but all other remaining series of common stock are non-voting. Common stockholders are not entitled to receive dividends, unless declared by the Board of Directors.
12. Stock-Based Compensation
On February 15, 2017, the Company adopted the 2017 Long Term Incentive Plan (“2017 Plan”). All of the Company’s employees, officers, directors, and consultants are eligible to be granted options and restricted stock under the terms of the 2017 Plan. The Company reserved an aggregate of 1,527,252 shares for issuance under the 2017 Plan.
All stock option grants are non-statutory stock options except option grants to employees (including officers and directors) intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. Incentive stock options may not be granted at less than the fair market value of the Company’s common stock on the date of grant, as determined in good faith by the Board of Directors at its sole discretion. Nonqualified stock options may be granted at an exercise price established by the Board of Directors at its sole discretion (which has not been less than fair market value on the date of grant) and the vesting periods may vary. Vesting periods are generally four years and are determined by the Board of Directors. Stock options become exercisable as they vest. Options granted under the 2017 Plan expire no more than ten years from the date of grant.
Stock Options
A summary of the stock option activity under the 2017 Plan is as follows:

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
			(in years)
Outstanding as of December 31, 2016	—	$—	—	$—
Granted	1,296,000
Exercised	—
Forfeited	—
Outstanding as of December 31, 2017	1,296,000	$1.78	9.78	$1,009
Granted	95,000
Forfeited	(14,167)
Outstanding as of June 30, 2018 (unaudited)	1,376,833	$1.83	9.27	$1,009
Options exercisable as of December 31, 2017	54,687	$0.24	9.36	$127
Options exercisable as of June 30, 2018 (unaudited)	298,308	$1.27	9.00	$386
Options unvested as of December 31, 2017	1,241,313	$1.85	9.79	$882
Options unvested as of June 30, 2018 (unaudited)	1,078,525	$1.98	9.34	$623
Stock Option Valuation
The assumptions that the Company used to determine the grant-date fair value of stock options granted to employees and directors were as follows, presented on a weighted average basis:

	Year Ended December 31,	Six Months Ended June 30, (unaudited)
	2017	2017	2018
Risk-free interest rate	1.88%	1.88%	2.55%
Expected term (in years)	5.40	5.80	5.61
Expected volatility	57.8%	58.7%	60.0%
Expected dividend yield	0%	0%	0%
The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s Series E Common Stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. There were no options exercised during the years ended December 31, 2016 and 2017 or the six months ended June 30, 2018 (unaudited).
The weighted-average fair value of options granted to employees during the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited) was $1.42 per share for both periods. There were no options granted during 2016.
The total fair value of options vested during the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited) was $7 and $201, respectively.
The Company utilizes significant estimates and assumptions in determining the fair value of its common stock. The Company has utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”), to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s common stock at the time of, and the likelihood of, achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

Common and Employee Units and Restricted Common Stock
The Company issued Common and Employee Units (collectively, the “Profits Interests”), which were subject to vesting over three to four years. In conjunction with the Conversion, the Profits Interests were converted into shares of restricted Series B Common Stock subject to the same vesting schedule. The conversion was considered a modification of the awards, which did not create any incremental value and therefore had no impact on the accounting for the awards. If any of these individuals ceased to be employed or to provide services to the Company prior to vesting, the Company had the right to repurchase any unvested common profit interests at the price paid by the holder.
A summary of the activity related to unvested Profits Interests and unvested restricted Series B Common Stock for the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited) is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested Profits Interests units as of December 31, 2016	5,641	$54.15
Conversion adjustment to restricted common stock	403,528
Cancelled	(73,063)	$9.67
Vested	(218,904)	$28.97
Unvested restricted Series B Common Stock as of December 31, 2017	117,202	$15.51
Vested	(82,608)	$10.93
Unvested restricted Series B Common Stock as of June 30, 2018 (unaudited)	34,594	$4.58
The total expense related to the unvested restricted stock awards during the years ended December 31, 2017 and the six months ended June 30, 2018 (unaudited), based on estimated fair values of the stock underlying the restricted stock awards on the grant date, was $22 and $11, respectively.
Stock-Based Compensation
Stock-based compensation expense included in the Company’s consolidated statements of operations and comprehensive loss is as follows:

	Years Ended December 31,		Six Months Ended June 30, (unaudited)
	2016	2017	2017	2018
			(unaudited)
Research and development expenses	$16	$75	$6	$181
General and administrative expenses	69	34	8	150
	$85	$109	$14	$331
As of December 31, 2017 and June 30, 2018 (unaudited), total unrecognized stock-based compensation expense relating to unvested stock options was $1,196 and $990, respectively. This amount is expected to be recognized over a weighted-average period of 3.6 years and 3.1 years, respectively.
As of December 31, 2017 and June 30, 2018 (unaudited), total unrecognized stock-based compensation expense relating to unvested restricted stock awards was $117 and $3, respectively. This amount is expected to be recognized over a weighted-average period of 0.9 years and 2 months, respectively.
The expense related to restricted stock awards and stock option awards granted to employees and directors for their service on the board of directors was $28, $104, $12 and $330 for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018 (unaudited), respectively. The expense related to restricted stock awards to non-employees was $57, $3, $2 and $1 for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018 (unaudited), respectively.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

13. Income Taxes
The Company operated as an LLC from inception until February 14, 2017, when it converted to a C-corporation and has incurred net operating losses (“NOLs”) from its inception. As such, income and loss for the tax periods prior to February 14, 2017 were passed through to the Company’s shareholders in the LLC. All income and loss after the conversion to a C-corporation on February 14, 2017 will be included in the Company’s tax return. The Company has incurred a tax net operating loss for the period ended December 31, 2017 of approximately $7,200 for which it has recorded no tax benefit. The net operating loss is available to be carried forward to reduce future taxable income through 2037. The Company also has federal research and development and orphan drug tax credits earned in 2017 of $1,200 available to reduce future tax liabilities and which expire beginning in 2037. The Company has state operating loss carryforwards of approximately $7,500 available to reduce state future taxable income, which will expire beginning in 2027.
Realization of future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, respectively, as well as similar state provisions. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, during 2017 after conversion to a C-corporation, utilization of the U.S. net operating loss carryforwards or research and development tax credit carryforwards at December 31, 2017 may be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization.
ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company has recorded a valuation allowance against its deferred tax assets at December 31, 2017 because the Company’s management has determined that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets primarily due to its cumulative loss position and, as a result, a valuation allowance of approximately $3,200 and $650 has been established, respectively. The was no deferred tax asset at December 31, 2016 as the Company was an LLC at such time and was taxed similar to a partnership where all income and expenses were recorded on the tax returns of its shareholders.
The Company has no unrecognized tax benefits. The Company has not, as yet, conducted a study of its research and development credit carryforwards. This study may result in an adjustment to the Company’s research and development credit carryforwards, however, until a study is completed, and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment were required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated balance sheet or consolidated statements of operations and comprehensive loss if an adjustment were required. The Company has elected to recognize interest and penalties related to income tax matters as a component of income tax expense, of which no interest or penalties were recorded for the years ended December 31, 2016 and 2017.
A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

Year Ended
December 31,
2017
U.S. federal statutory income tax rate	34.0%
Permanent differences	(16.6)
State income taxes, net of federal benefit	2.8
Other	(0.2)
Research and development and orphan drug tax credits	8.3
Change in deferred tax asset valuation allowance	(28.3)
Effective income tax rate	—%
The Company’s deferred tax assets at December 31, 2017 consists of the following:

December 31,
2017
Net operating loss carryforwards	$2,000
Research and development and orphan drug tax credits	1,200
Licenses	500
Other	150
Total deferred tax assets	3,850
Valuation allowance	(3,850)
Net deferred tax assets	$—
In December 2017, the Tax Cuts and Jobs Act, or the Tax Act (“TCJA”), was signed into law. Among other things, the Tax Act permanently lowers the corporate federal income tax rate to 21% from the statutory rate of 34%, effective for tax years including or commencing January 1, 2018. As a result of the reduction of the corporate federal income tax rate to 21%, U.S. GAAP requires companies to revalue their deferred tax assets and deferred tax liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment. This revaluation resulted in an overall reduction of deferred taxes of $1,140 and a corresponding reduction in the valuation allowance. As a result, there was no net impact to the Company’s consolidated statements of operations and comprehensive loss as a result of the reduction in tax rates.
While the Company considers undistributed earnings of its foreign subsidiary to be indefinitely reinvested, currently there are no undistributed earnings.
14. Research and License Agreements
National Taiwan University
In September 2015, the Company entered into a Collaborative Research Agreement (the “Research Agreement”) with National Taiwan University (“NTU”) under which the Company will collaborate with and fund certain development projects at NTU. The Research Agreement runs through September 30, 2020.
The Company also entered into a License and Technology Transfer Agreement with NTU (“NTU License”) in December 2015 under which the Company received an exclusive, world-wide license to any and all technology, intellectual property, and know-how pertaining to NTU’s AADC gene therapy and related products with the right to sublicense. The NTU License grants the Company the right to research, develop, make, have made, manufacture, have manufactured, use, and sell products which incorporate the licensed technology. The Company made a $100 license fee payment upon signing the NTU License, is required to make $2,000 in milestone payments upon certain clinical and regulatory milestones, pay annual license maintenance fees and is required to pay a low double-digit royalty on products that incorporate the licensed technology and intellectual property and a royalty percentage ranging between the low-twenties and mid-twenties on sublicense revenues. The Company recorded the license fee payment and annual maintenance fees as research and development expense as acquired in-process research and development as the licensed technology had not reached technological feasibility and had no alternative future uses.

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

The Company recognized research and development expense of $65, $293, $130 and $93 under the Research Agreement in the years ended December 31, 2016 and 2017 and the six months ended June 30, 2018 (unaudited), respectively. As of December 31, 2017, and June 30, 2018 (unaudited), the Company had no accounts payable to NTU under the Research Agreement.
Angelman and Reelin Agreements
The Company has entered into a research agreement in May 2016 with a university under which it is funding research related to six specific licensed technologies. The research agreements provide for annual funding amounts and can be terminated with thirty-day's notice by either party. The Company recorded research and development expense of $133, $141, $49 and $68 under these agreements in the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018 (unaudited).
The Company has also entered into exclusive, world-wide license agreements with the research foundation of a second university which is a direct support organization for the above university (“licensor”) for patents and intellectual property related to Angelman Syndrome and Reelin. The licenses allow the Company to research, develop, and manufacture products and licensed processes that incorporate the licensed patents and intellectual property. The Company also has the right to sublicense with consent by the licensor. In consideration of the rights granted under the agreements, the Company paid initial license fees of $90, is obligated to make payments of up to $9,000 in the aggregate upon the achievement of developmental and commercial milestones under the six license agreements and is required to pay low single digit royalties on sales of products that incorporate the licensed patents and intellectual property and royalty percentages ranging from the low thirties to low fifties on sublicense revenues. In addition, the Company must pay annual minimum royalty amounts in years in which the annual royalty amounts are not reached.
Under the agreement, the licensor reserves to itself, as well as to all non-profit research institutions with which it collaborates, the right to use materials that might be covered under the licensed patents and intellectual property solely for their internal research, educational and clinical purposes and to meet all applicable governmental and peer review journal requirements.
Collaboration Agreement
The Company entered into an Exclusive Channel Collaboration Agreement (the “Channel Agreement”) with a counterparty in October 2013 to use certain of the counterparty’s technology to research, develop, use, make, have made, manufacture and commercialize Company products targeted to Friedreich’s ataxia. The Company also has the right to sublicense with consent by the counterparty. The Company paid a technology access fee of $2,500 upon signing the Channel Agreement and is obligated to make milestone payments of up to $13,000 in the aggregate based upon the attainment of certain clinical development milestones and to pay a low double-digit royalty based on the sale of products that incorporate the technology and a royalty percentage in the low fifties on sublicense revenue. The Company recorded the technology access fee as research and development expense in 2013 as acquired in-process research and development as the licensed technology had not reached technological feasibility and had no alternative future uses.
15. Research Collaboration
In December 2016, the Company entered into a Research Collaboration Agreement with a research foundation (“Angelman Collaboration”) under which the Company is receiving funding to further the Company’s research and development of a therapeutic drug to treat Angelman Syndrome. The Company is receiving funding of $125 per quarter for two years from the date of the agreement and is obligated to make milestone payments of up to $1,500 in the aggregate based upon the attainment of certain clinical milestones and a low single-digit royalty percentage on the net sales of gene therapy products for Angelman Syndrome. Funding received from the research foundation under the Angelman Collaboration is recorded as a reduction of research and development expenses incurred under the Angelman Collaboration. Amounts received in advance of incurring the expenses are recorded as a liability. The Company has recorded $325, $116 and $154 as a reduction in research and development expense for the years ended December 31, 2017 and the six months ended June 30, 2017 and 2018 (unaudited), respectively.
16. Commitments and Contingencies
Operating Lease

Agilis Biotherapeutics, Inc.
Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share, unit, per share, and per unit amounts)

In February 2018, the Company and an independent third party entered into an operating lease for the Company’s primary office space in Lynnfield, Massachusetts. The operating lease is a six-year lease with an option to renew for an additional six-year period. Rent expense was $71, $101, $43 and $116 for the years ended December 31, 2016 and 2017 and the six months ended June 30, 2017 and 2018 (unaudited), respectively.
The minimum aggregate future operating lease commitments at June 30, 2018 (unaudited) are as follows:

2018 (remaining six months)	$129
2019	261
2020	263
2021	44
2022	—
$697
Contract Commitments
In March 2016, the Company entered into an agreement with a clinical research organization. to provide contingent and non-contingent payments based upon meeting certain milestones. As of December 31, 2017 and June 30, 2018 (unaudited), the Company had committed to minimum payments under this agreement totaling up to $456.
The Company has contracts with two contract manufacturers for the manufacture of clinical grade material to support clinical trials and for the development of the manufacturing process and for GMP manufacturing runs to support its filings with the FDA for its lead product candidate. As of June 30, 2018 (unaudited), the Company has contracts with these two contractors providing for payments of up to $6,000 over the following 12 months.
Guarantees
The Company has identified the guarantees described below as disclosable, in accordance with ASC 460, Guarantees.
As permitted under Delaware law, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make is unlimited; however, the Company has directors’ and officers’ insurance coverage that should limit its exposure and enable it to recover a portion of any future amounts paid.
The Company is a party to a number of agreements entered into in the ordinary course of business that contain typical provisions that obligate the Company to indemnify the other parties to such agreements upon the occurrence of certain events. Such indemnification obligations are usually in effect from the date of execution of the applicable agreement for a period equal to the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain.
The Company leases office space under a six-year noncancelable operating lease. The Company has standard indemnification arrangements under this lease that require it to indemnify the landlord against all costs, expenses, fines, suits, claims, demands, liabilities, and actions directly resulting from any breach, violation, or nonperformance of any covenant or condition of the lease.
As of December 31, 2016, and 2017 and June 30, 2018 (unaudited), the Company had not experienced any losses related to these indemnification obligations, and no material claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related reserves have been established.
17. Employee Benefit Plan
Employees of the Company are eligible to participate in the Company’s 401(k) retirement plan (“401(k) Plan”). Participants may contribute up to 100% of their annual compensation to the 401(k) Plan, subject to statutory limitations. The 401(k) Plan does not allow the Company to make matching contributions.